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                             N E W S   R E L E A S E


          KELLWOOD ELECTED RUZOW AND WEAVER CORPORATE VICE PRESIDENTS


ST. LOUIS, MO, MARCH 6, 2003 -- New officer appointments were announced at the March Kellwood Board of Directors meeting, according to Hal J. Upbin, chairman, president, and chief executive officer.
         Stephen L. Ruzow and Donna B. Weaver were elected corporate vice presidents. Ruzow joined Kellwood as president of Kellwood Womenswear in 2001. He has over 30 years of experience in the apparel industry with expertise in management, fashion marketing and brand development. He is responsible for the overall direction and management of the Company's womenswear divisions with special emphasis on strategic marketing, licensing and brand building initiatives. Prior to Kellwood, Ruzow was chairman and chief executive officer of Pegasus Apparel Group. From 1989 to 1998 he served as president and COO of Donna Karan International.
          Donna B. Weaver was named vice president corporate communications in 2002. She began her career at Kellwood in 1980. Weaver is responsible for the direction and management of corporate and marketing communications, media relations, advertising and web strategies. She began her career in communications as a radio and television advertising writer with a Midwestern CBS affiliate.
         Celebrating over 40 years of value, fashion and diversity, Kellwood (NYSE:KWD) is a $2.2 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Gerber(R) Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Briggs(TM), Vintage Blue(TM), EMME(R), Bill Burns(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Gerber(R), EMME(R), and Bill Burns(R) are produced under licensing agreements. For more information about the Company, visit Kellwood's website at www.kellwood.com.

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MEDIA CONTACT: Corina Taylor, Director Corporate Communications, Kellwood
Company, 314.576.3391, Fax 314.576.3434 or corina.taylor@kellwood.com. Corporate
Office: 600 Kellwood Parkway, St. Louis, Missouri, 63017.